EXHIBIT 10.2

MAXYGEN, INC.

RETENTION AGREEMENT

This RETENTION AGREEMENT (the “Agreement”), is made by and between MAXYGEN, INC., a Delaware corporation (the “Company”), and Grant Yonehiro (the “Executive”) on the terms set forth below.

WHEREAS, concurrently with the execution of this Agreement, the Executive is entering into an Amended and Restated Change in Control Agreement with the Company (the “Change in Control Agreement”).

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into a Master Joint Venture Agreement with Astellas Pharma Inc. and Astellas Bio Inc., pursuant to which the parties will create a new jointly owned limited liability company (“Newco”). The closing of the foregoing transaction is referred to herein as the “Transaction” and closing of the Transaction is referred to herein as the “Closing Date.”

WHEREAS, concurrently with the execution of this Agreement, the Executive is entering into an employment offer letter (the “Offer Letter”) with the Company, on behalf of Newco, a majority owned subsidiary of the Company, pursuant to which the Executive will become the Chief Executive Officer and President of Newco.

WHEREAS, the Company desires to reward Executive for successfully implementing the Transaction, to provide incentives for the Executive to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the occurrence of the Transaction, and, notwithstanding the Executive’s responsibilities to Newco under the terms of the Offer Letter, create incentives for the Executive to continue providing services to the Company following the Transaction.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1. Effective Date. This Agreement, which shall be binding immediately upon its execution by the parties, shall go into effect if and only if the Closing occurs on or prior to December 31, 2009. The Closing Date shall be the “Effective Date” of this Agreement.

2. Definitions.

(a) “Cause” means the Executive’s: (i) willful and continued failure to substantially perform the Executive’s duties with the Company (other than as a result of physical or mental disability or death) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties and that has not been cured within fifteen (15) days following receipt by the Executive of the written demand; (ii) commission of a felony

(other than a traffic-related offense) that in the written determination of the Company is likely to cause or has caused material injury to the Company’s business; (iii) dishonesty with respect to a significant matter relating to the Company’s business; or (iv) material breach of any agreement by and between the Executive and the Company, which material breach has not been cured within fifteen (15) days following receipt by the Executive of written notice from the Company identifying such material breach.

(b) “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(c) “Effective Date” means the date specified in Section 1 above.

(d) “Good Reason” means: (i) the relocation of the Executive to a facility or a location more than thirty (30) miles from the Executive’s then present business location, except if agreed to in writing by the Executive; (ii) a material breach by the Company of any provision of this Agreement; or (iii) any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company; provided, however, that such events shall not constitute grounds for a Good Reason termination unless the Executive has provided notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence, the Company has been provided at least thirty (30) days to remedy the condition and the effective date of the Executive’s resignation is within six months of the initial occurrence or circumstance giving rise to Good Reason.

3. Retention Payments. Subject to acceleration as provided below, Executive shall be entitled to receive a lump sum cash retention bonus of $200,000, less applicable withholding, on each of the first three anniversaries of the Closing Date (so that the aggregate amount contemplated shall be $600,000), provided Executive remains employed by the Company or Newco through each such date.

4. Severance Benefits.

(a) Severance Payment. If, prior to the third anniversary of the Closing Date, (i) the Executive’s employment terminates as a result of (A) his death or Disability, (B) the Company’s terminating his employment other than for Cause, or (C) the Executive’s terminating his employment with the Company for Good Reason, or (ii) the Company’s dissolution or liquidation, then subject to the Executive (or in the event of the Executive’s death or Disability, his estate or personal representative, respectively) entering into and not revoking an Agreement and Release (“Release”) in the form attached as Exhibit C hereto and such Release becoming effective within thirty (30) days thereafter, Executive shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to the greater of (1) any remaining unpaid retention payments under Section 3, or (2) six (6) months of the Executive’s then applicable base salary from Newco. Subject to Section 14 hereof, such payment shall be made on the first payroll date following the Executive’s termination or, if made as a result of the Company’s dissolution or liquidation, on the effective date of such event.

(b) Medical Benefit Continuation. Upon any termination of employment with the Company for any or no reason, then subject to Executive entering into and not revoking a Release and such Release becoming effective within thirty (30) days thereafter, the Executive shall be entitled to receive continued medical benefits as provided in Section 6(e).

5. Voluntary Resignation not for Good Reason; Termination for Cause. In the event the Executive’s employment with the Company terminates due to the Executive’s voluntary termination without Good Reason or by the Company for Cause, then Executive shall not be entitled to the Severance Payment set forth in Section 4(a) of this Agreement.

6. Transaction Benefits. Effective as of and contingent upon the closing of the Transaction (the “Closing”), and subject to Executive remaining employed through the Closing and entering into and not revoking the Release within thirty (30) days thereafter (such Release to be in addition to any Release required under Section 4 above), the Executive shall be entitled to receive the following payments and benefits:

(a) Transaction Bonus. A lump sum cash payment of Six Hundred Thousand Dollars ($600,000), less applicable withholding, payable on the first payroll date following the effective date of the Release;

(b) 2009 Performance Bonus. The Executive shall be eligible for and considered for a bonus (in an amount, if any, determined at the discretion of the Board) for the 2009 calendar year, which shall be paid at the same time other employees are considered for a bonus for such calendar year.

(c) Equity Acceleration. Each of the Executive’s outstanding stock options, all stock subject to repurchase or forfeiture, including without limitation, restricted stock, restricted stock units and performance shares awards, and any options, stock subject to repurchase or forfeiture, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerate in full (or, as applicable, the corresponding repurchase or forfeiture right shall lapse in full) as of the Closing, provided that the Company shall deliver shares (or other property including cash that is in the interim substituted for or distributed with respect to shares of the Company’s Common Stock, with any such property or cash related to shares underlying vested but as-yet-unsettled restricted stock units held by the Company or an agent authorized by the Company for delivery to the Executive) in satisfaction of the vesting of restricted stock units on their presently scheduled vesting dates of December 31, 2009 and May 3, 2010 (for the sake of clarification, the restricted stock units shall vest as of the Closing but distribution of the shares or substituted property subject to restricted stock units will be delayed as set forth above), unless the Executive’s termination of employment occurs within six months prior to such date, in which case the shares will be delivered on the date that is six (6) months and one (1) day after such termination date (or, if sooner, upon the Executive’s death); provided, further, that if the Executive becomes entitled to benefits under this Section 6, then all of the Executive’s Company stock options with an exercise price exceeding $20.00 per share shall automatically be canceled as of the effective date of the Release.

(d) Extended Exercise Period. The post-termination exercise period of the Executive’s outstanding stock option and stock appreciation right awards shall automatically be extended to the end of the original maximum term of such awards.

(e) Medical Benefit Continuation. If at the time of any termination of the Executive’s employment with the Company, the Executive is covered by any Company-paid health plans or programs, then subject to the Executive timely electing continued group health coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the 100% of the cost, on behalf of Executive, for Executive’s continued group health, dental and vision coverage under COBRA for the Executive and the Executive’s eligible and covered spouse and/or dependents until the earlier of the end of the period to which the Executive, his spouse and/or dependents, as the case may be, are entitled to coverage (including as a result of any subsequent qualifying event that occurs and extends coverage for a person covered hereunder following the termination date) with respect to the Company’s group health, dental and vision plans under COBRA following the Termination Date, or the date that the Executive and his spouse and/or dependents become covered under another employer’s group health plans or programs that provide the Executive and his or her spouse and/or dependents with comparable benefits and levels of coverage.

7. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable or benefits provided to the Executive under this Agreement, nor shall any such payments or benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

8. Consulting Duties. The Executive agrees to enter into a consulting agreement in the form attached as Exhibit A (the “Consulting Agreement”) with the Company, to become effective immediately following Executive’s termination of employment with the Company.

9. Limitations and Conditions on Benefits. The benefits and payments provided under this Agreement shall be subject to the following terms and limitations:

(a) Withholding Taxes. The Company shall withhold required foreign, federal, state and local income and employment taxes from any payments hereunder.

(b) Confidential Information, Secrecy and Invention Agreement Prior to Receipt of Benefits. The Executive shall have executed and delivered to the Company, a standard form of the Company’s confidential information, secrecy and invention agreement, a copy of the current form of which is attached as Exhibit B (the “Confidential Information, Secrecy and Invention Agreement”), prior to the receipt or provision of any benefits (including the acceleration benefits) under this Agreement. Additionally, the Executive agrees that all documents, records, apparatus, equipment and other physical property that is furnished to or obtained by the Executive in the course of his or her employment with the Company shall be and shall remain the sole property of the Company. The Executive agrees not to make or retain copies, reproductions or summaries of any such property, except as otherwise necessary while acting in the normal course of business. In the event of any material breach by the Executive of the Confidential Information, Secrecy and Invention Agreement that is not cured within thirty (30) days of notice of such breach to the Executive, all benefits payable under this Agreement shall immediately terminate and all outstanding stock options shall immediately be canceled.

(c) Non-Competition and Non-Solicitation Agreement. As a condition of the receipt of any benefits under this Agreement on account of the Executive’s termination of employment with the Company, the Executive shall, as of the date of such termination, enter into a non-competition and non-solicitation agreement in the form attached as Exhibit D (the “Non-Competition and Non-Solicitation Agreement”). In the event of any breach by the Executive of the Non-Competition and Non-Solicitation Agreement, all benefits payable under this Agreement shall immediately terminate and all outstanding stock options shall immediately be canceled, and that shall be the sole remedy to the Company for such breach.

(d) Consulting Agreement. In the event of any breach by the Executive of the Consulting Agreement, all benefits payable under this Agreement shall immediately terminate and all outstanding stock options shall immediately be canceled.

10. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. This Agreement shall not be construed as creating an express or implied contract of employment between the Executive and the Company. The Executive shall not have any right to be retained in the employment of the Company.

11. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by express mail service (such as Federal Express), or (iii) five (5) days after sending when sent by regular mail to the following address:

In the case of the Company:

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 Attn: General Counsel

In the case of the Executive:

The last personal residence address known by the Company

or to such other address as the Company or the Executive hereafter designates by written notice in accordance with this Section 11.

12. Litigation/Arbitration Expenses. Reasonable litigation and/or arbitration costs and expenses shall be paid by the Company, win or lose, in connection with any dispute between the Company (and its successors) and the Executive concerning this Agreement; provided, however, that if the litigation or arbitration is found to have been commenced in bad faith by the Executive, the Executive shall bear all of his or her own costs and expenses in connection with such litigation or arbitration.

13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that the Executive may not assign any duties hereunder without the prior written consent of the Company.

14. Section 409A.

(a) Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that becomes payable under this Agreement by reason of Employee’s termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), and any final regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Employee’s termination (other than a termination due to death), then the severance payable to Employee, if any, under this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (collectively, but excluding any amounts specified in paragraphs (b) or (c) below, the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following Employee’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of the termination, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, shall be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any Payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Payments for purposes of clause (a) above.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Payments for purposes of clause (ii) above. “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) Any taxable reimbursements and/or taxable in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of Section 409A, including: (i) the amount of any such expense reimbursement or in-kind benefit provided during a taxable year of the Executive shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the last day of the employee’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided in this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

15. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by each of the parties.

(b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. This Agreement replaces and supersedes in its entirety the Prior Agreement.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the law that might be applied under applicable principles of conflicts of law.

17. Entire Agreement. This Agreement, together with the Employee Agreement and Release; the Change of Control Agreement; the Confidential Information, Secrecy and Invention Agreement; the Non-Competition and Non-Solicitation Agreement; the Consulting Agreement; and the agreements relating to the Executive’s equity compensation (as modified hereby) represent the entire agreement and understanding between the Company and the Executive concerning the Executive’s employment, transition, and potential termination and consulting arrangement with the Company.

MAXYGEN, INC.

By:	/s/ Louis Lange
Louis Lange
Chairman, Compensation Committee

Date: June 30, 2009

THE EXECUTIVE

/s/ Grant Yonehiro
Grant Yonehiro

Date: June 30, 2009

Exhibit A

to Retention Agreement

MAXYGEN, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of this         day of             , 20    (the “Effective Date”), is made by and between Maxygen, Inc., a corporation formed under the laws of the State of Delaware, with offices at 515 Galveston Drive, Redwood City, CA 94063 (the “Company”) and Grant Yonehiro, an individual (the “Consultant”).

BACKGROUND

The Consultant is party to Retention Agreement (the “Retention Agreement”) with the Company dated June 30, 2009. Pursuant to the terms of the Retention Agreement, the Consultant agrees to enter into this Agreement following Consultant’s termination as an executive of the Company and to continue to abide by this Agreement as a condition of receiving certain benefits and payments under the Retention Agreement. The Company desires to have the Consultant provide consulting services to the Company, and the Consultant is willing to provide such consulting services and assistance, on the terms and conditions set forth below. Accordingly, the parties hereto hereby agree as follows:

1. Consulting Services.

1.1 The Consultant shall advise the Company and its Affiliates and their respective management, employees and agents regarding the business of the Company. The Consultant shall at all times retain the right to control the manner and means of performance hereunder; provided, however, that the Consultant shall at all times provide the services and otherwise perform his obligations hereunder in a professional manner, with reasonable skill and care and in accordance with the terms and conditions of this Agreement.

1.2 From time to time during the term of this Agreement (including any extension or renewal term thereof) upon request by the Company, the Consultant shall provide consulting and advisory services to the Company and its Affiliates and their respective management, employees and agents at reasonable times agreed upon by the Consultant and the Company at the Company’s offices, or such other locations as may be agreed upon by the Consultant and the Company. Such consultation may be provided by telephone, by electronic mail, by audioconference, by videoconference and/or through written correspondence.

2. Consideration; Payment.

2.1 In consideration for consulting services provided by the Consultant to the Company hereunder, the Company shall pay to the Consultant a consulting fee of $150 per hour for each hour devoted to consulting for the Company as provided hereunder (“Consulting Hour”). Unless otherwise agreed to in writing by the parties, the Consultant’s consulting time shall not include travel time.

2.2 In addition to any consulting fees due to the Consultant pursuant to Section 2.1 above, the Company will reimburse reasonable out-of-pocket expenses (including reasonable travel expenses) actually incurred by the Consultant in the course of performing the consulting services hereunder, in compliance with the Company’s travel policies for its officers and subject to customary written verification of such expenses in a form reasonably satisfactory to the Company, within thirty (30) business days after the Company’s receipt from the Consultant of a proper written invoice therefore.

2.3 The Consultant shall provide to the Company a written invoice of any services provided by Consultant and the date and time spent on such consulting services.

2.4 The Consultant and Company agree that the time spent on services Consultant is expected to perform under this Agreement will not exceed 20% of the average level of time spent on services Consultant performed for the Company over the immediately preceding three-year period.

2.5 The Consultant will not be eligible for, nor will participate in, any health, pension, or other employee benefit plan sponsored or established by the Company for the benefit of its employees.

3. Term and Termination.

The term of this Agreement will begin on the date the Consultant’s employment with the Company terminates and the Agreement will continue in full force and effect until the third anniversary of the Closing Date of the Transaction (as such terms are defined in the Retention Agreement), unless earlier terminated, modified, extended or renewed as otherwise provided in this Section 3 (the “Term”).

The Company may terminate this Agreement for any reason or no reason with at least ninety (90) days written notice of termination to the Consultant.

This Agreement will terminate automatically upon the Consultant’s death, or in the event the Consultant becomes disabled and such disability substantially impairs the Consultant’s ability to carry out his or her obligations hereunder. In such case, the Company’s obligation to pay ceases after the date of termination, except for those services actually performed on or prior to the date of such termination.

This Agreement may be extended or renewed for additional agreed upon periods upon the written agreement of the parties.

In the event, following the date (if any) within the Term on which the Consultant’s employment with Newco (as such term is defined in the Retention Agreement) terminates for any reason, the Consultant’s obligations under this Agreement render the Consultant unable to secure employment with a new employer, then the parties (including any party who succeeds to the Company’s interests as a result of a Change of Control), shall negotiate in good faith a modification or earlier termination of this Agreement.

4. Certain Other Contracts.

Notwithstanding anything to the contrary in this Agreement, nothing within the scope of the Consultant’s employment with Newco shall conflict with this Agreement.

The Consultant shall not disclose to the Company, or bring onto the Company’s premises, or induce the Company to use, any information that the Consultant is obligated to keep confidential pursuant to an existing agreement with any third party, and nothing in this Agreement will be construed to impose any obligation on the Consultant to the contrary.

The Consultant shall not perform consulting work hereunder on time that the Consultant is required to devote to any third party. The Consultant shall not use the funding, resources and facilities of any third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.

The Consultant has disclosed and, during the term of this Agreement (including any extension or renewal term thereof), shall continue to disclose to the Chief Executive Officer of the Company, or his designee, any conflicts between this Agreement and any other agreements or obligations binding the Consultant.

The Consultant acknowledges that the Company has not made any agreement or commitment, or offered to the Consultant any such agreement or commitment, (i) to have the Consultant perform any additional services, (ii) except as set forth in the Retention Agreement, to make any other payments to the Consultant, or (iii) to enter into any other agreement with or commitment to the Consultant.

5. Inventions and Documents; Assignment.

The Consultant shall promptly and fully disclose to the Chief Executive Officer of the Company (or his designee) any and all work product and intellectual property, including without limitation any invention, improvement, algorithm, code, discovery, process, know-how, design right, copyright, mask work, formula, technique, method, and/or trade secret, whether or not patentable, whether or not copyrightable, made, discovered, conceived, developed, generated, contributed to, or first reduced to practice by the Consultant, either alone or jointly with others, while performing or arising from the services provided hereunder (collectively, “Inventions”). The Consultant understands and agrees that all Inventions are and shall remain the exclusive property of the Company and shall be treated as Confidential Information (as defined in Section 6 below). The

Consultant agrees to assign and hereby assigns to the Company (or its designee) all right, title and interest in and to any such Inventions. The Consultant shall execute all instruments necessary to perfect the assignment of such Inventions to the Company (or its designee) and to enable the Company or its designee to apply for, obtain, and enforce patents, copyrights and other intellectual property rights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as the Consultant’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain such patents, copyrights and other intellectual property rights, and to enforce the Company’s rights (or the rights of its designee) under this paragraph.

The parties acknowledge that all original works of authorship, including but not limited to computer software, which are made by the Consultant within the scope of the consulting services provided to the Company hereunder and which are protectable by copyright shall be “works made for hire” within the meaning of the Copyright Law of the United States of America and its related laws contained in Title 17 of the United States Code and are hereby assigned to Company (or its designee) pursuant to such laws; provided, however, that in no event shall anything in this Agreement be construed to render the Consultant an employee of the Company under any state or local labor or employment laws.

All documents, data and/or other records provided by or obtained from the Company or created as a result of the consulting services provided hereunder, including any summary, abstract or excerpt thereof, (the “Documents”) are, will be and shall remain the Company’s sole property and must be promptly returned to the Company when this Agreement expires or terminates, as the case may be. Any copyright in such Documents and any other documents of any other work prepared for the Company by the Consultant shall be solely owned by the Company.

No royalty or other payment will be due to the Consultant in respect of any Inventions or the assignment thereof to the Company.

This Section 5 will survive the expiration or termination of this Agreement.

6. Confidentiality.

The Consultant acknowledges that, during the course of performing the consulting services hereunder, confidential and proprietary information (i) owned by the Company and/or its Affiliates (e.g., technical information, business plans, identification or characterization of biological or other materials, results and/or design of experiments and/or preclinical or clinical testing, financial analysis or marketing plans), and/or (ii) received by the Company and/or its Affiliates in confidence from one or more third parties, may, in each case, be disclosed to the Consultant by or on behalf of the Company, and that in connection with the consulting activities conducted by Consultant under this Agreement the Consultant will be developing information and creating work product related to the Field (e.g. inventions, projects, products, potential customers, personnel, business plans, finances and/or other commercially valuable information). All such information described in the previous sentence, whatever its form or medium (whether in written, oral, electronic, or graphic format), shall be referred to as “Confidential Information.” The Consultant acknowledges and agrees that the Company’s business area is extremely competitive, that the success of the Company’s business is dependent in part upon the maintenance of secrecy of Confidential Information, and that any disclosure of the Confidential Information would result in serious harm to the Company.

The Consultant agrees that the Confidential Information of the Company will be used by the Consultant only in connection with the consulting services hereunder, and will not be used in any way that is detrimental to the Company.

The Consultant agrees to hold in strict confidence and not to disclose, directly or indirectly, the Confidential Information of the Company to any third person or entity, other than representatives or agents of the Company.

The term “Confidential Information” does not include information to the extent that it (i) is or becomes generally available to the public other than through breach of this Agreement or other wrongful act by the Consultant, (ii) was already lawfully within the Consultant’s possession prior to being furnished to the Consultant by or on behalf of the Company hereunder, or (iii) becomes available to the Consultant on a nonconfidential basis from a third party who has no obligation of confidentiality to the Company or any of its Affiliates. Specific Confidential Information shall not be deemed to be within any of the foregoing exclusions merely because it is within the scope of more general information within one or more of the exclusions. Further, any combination of Confidential Information (whether or not combined with non-confidential information) shall not be deemed to be within the above exceptions merely because one or more individual items of Confidential Information are within the above exceptions.

The Consultant may disclose any Confidential Information that is required to be disclosed by applicable law, government regulation or court order; provided that if any such disclosure is required, the Consultant shall give the Company reasonable advance notice of any such contemplated disclosure so that the Company may seek a protective order or take other action reasonable in light of the circumstances to prevent and/or limit the scope of any such disclosure.

Upon expiration or termination of this Agreement, the Consultant will promptly return to the Company or, at the Company’s request, destroy (and provide to the Company written confirmation of such destruction) all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies, excerpts, summaries and abstracts of any of the foregoing. Notwithstanding such return or destruction, as the case may be, the Consultant shall continue to be bound by the terms and conditions of this Section 6 for a period of five (5) years after the termination or expiration of this Agreement. This Section 6 shall survive the termination or expiration of this Agreement (including any extension or renewal term thereof).

7. Use of Equipment and Facilities. If, at any time, the Consultant is required to work at any of the Company’s premises or use any of its equipment, the Consultant will comply with all relevant health, safety and security regulations and related instructions issued by the Company.

8. Use of Name. It is understood by the Consultant that the name of the Consultant may appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company’s business.

9. No Conflict; Valid and Binding. The Consultant warrants and represents that (i) neither the execution of this Agreement nor the performance of the Consultant’s obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound, (ii) the Consultant has the legal power and authority and right to enter into and perform under this Agreement without violating the rights or obtaining the consent of any third party, and (iii) the Consultant is entering this Agreement as principal and not as agent for any other party. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company.

10. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private courier service (such as Federal Express), or (iii) five (5) days after sending when sent by first-class mail (postage prepaid), in each case to the applicable address noted herein above or to other such address as may have been last designated by the Company or the Consultant by written notice to the other party as provided herein.

11. Independent Contractor; Withholding.

The parties agree that the Consultant will at all times be an independent contractor, and not an agent or an employee, in the performance of the consulting services hereunder, and nothing in this Agreement shall be construed or have effect as constituting any relationship of employer and employee or of partnership between the Company and the Consultant. The Consultant does not have the power or authority to bind the Company or to assume or create any obligation or responsibility, express or implied, on the Company’s behalf or in the Company’s name, and the Consultant shall not represent to any person or entity that the Consultant has such power or authority. Consultant shall not act as an agent nor be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise.

The Consultant shall provide the Company with his United States Tax Identification Number (TIN) upon execution of this Agreement. The Company shall provide the Consultant with an Internal Revenue Service (IRS) Form 1099 in connection with the performance of the services hereunder. The Consultant recognizes that no amount will be withheld by the Company from the Consultant’s compensation for payment of any federal, state, or local taxes or related payroll deductions of any country, and that the Consultant has sole responsibility to pay all such taxes, if any, and file all such returns as may be required by applicable laws and regulations with respect to the Consultant’s performance of the consulting services hereunder and receipt of fees under this Agreement, and the Consultant shall indemnify and hold harmless the Company from the Consultant’s failure to do so.

12. Assignment; Successors and Assigns. Due to the personal nature of the services to be rendered by the Consultant hereunder, the Consultant may not assign this Agreement nor subcontract any of the consulting services to be performed under this Agreement. The Company may assign all its rights and liabilities under this Agreement to any of its Affiliates or to a successor to all or a substantial part of its business or assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the assigns and successors of the respective parties.

13. Advice of Counsel. Each party represents that it has voluntarily executed this Agreement having read and fully understood it, and after having the opportunity to freely consult with counsel or other advisor(s) of each party’s choice, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or the other and will be construed accordingly.

14. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

15. Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 5 and/or 6 hereof. In the event of a violation by the Consultant of such Sections notwithstanding, the Company shall have the right to obtain from a court of competent jurisdiction injunctive relief and/or other similar equitable remedies for any such violation, without the requirement of posting bond or other similar measures.

16. Indemnity. The Company shall indemnify, defend and hold harmless the Consultant, from and against all expenses and liabilities arising from any claim or proceeding brought by any third party, including any shareholder of the Company, based on or relating to any services performed by Consultant for the Company pursuant to this Agreement, except to the extent that such expense or liability is due to the negligence or willful misconduct of Consultant. In the event that Consultant becomes aware of any claim or proceeding he believes is subject to this Section 16 he shall promptly notify the Company and cooperate fully with the Company and its counsel in the defense and/or settlement of any such claim or proceeding. This Section 16 shall survive the termination or expiration of this Agreement (including any extension or renewal term thereof).

17. Arbitration. The parties hereby agree that any dispute arising under this Agreement, or in connection with any breach thereof, shall be finally resolved through binding arbitration conducted in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The arbitrator shall determine what discovery will be permitted, and shall not order or require discovery against either party of a type or scope that is not permitted against the other party because of differences in applicable law. The costs of the arbitration shall be shared equally by the parties, and each party shall bear its own costs and attorneys’ and witness’ fees. No punitive damages may be granted by the arbitrator. The parties agree that the arbitrator’s decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator.

18. Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of California without reference to the conflicts of laws principles, represents the entire understanding of the parties with respect to the subject matter hereof, supersedes and cancels all prior agreements, understandings, arrangements or representations between the parties with respect to the consulting services to be provided hereunder, and may only be amended by written agreement of the parties. Notwithstanding the above, the parties agree that the Retention Agreement and that certain Confidential Information, Secrecy and Invention Agreement; Employee Agreement and Release; and Non-Competition and Non-Solicitation Agreement which were entered into in connection with the Retention Agreement shall remain in full force and effect.

19. Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

20. Definition of Affiliates. In this Agreement, “Affiliates” means any and all corporations or other business entities which (directly or indirectly) control, are controlled by, or are under common control with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNDERSTOOD AND AGREED:

MAXYGEN, INC.	CONSULTANT:

By:	Signature:
Name:
Title:

Exhibit B

to Retention Agreement

MAXYGEN, INC.

CONFIDENTIAL INFORMATION, SECRECY AND

INVENTION AGREEMENT

THIS AGREEMENT (the “Agreement”), made effective as of this         day of             , 20    (the “Effective Date”), by and between Maxygen, Inc., with principal place of business at 515 Galveston Drive, Redwood City, California 94063 (“MAXYGEN”), and Grant Yonehiro, (the “Receiving Party”), is entered into in connection with the following facts and circumstances:

WHEREAS, MAXYGEN and the Receiving Party have entered into that certain Retention Agreement (the “Retention Agreement”) pursuant to which the Receiving Party agrees to provide certain consulting services to MAXYGEN pursuant to a consulting agreement (the “Services”);

WHEREAS, pursuant to the Retention Agreement and in connection with the Services, the Receiving Party further agrees to enter into this Agreement and continue to abide by its terms as a condition of receiving certain benefits and payments under the Retention Agreement; and

WHEREAS, both MAXYGEN and the Receiving Party desire to assure the protection and preservation of the confidential and proprietary nature of information to be disclosed or made available by MAXYGEN to the Receiving Party.

NOW THEREFORE, in consideration of the following undertakings, the parties hereby agree as follows:

1. Subject to the other terms of this Agreement, all information disclosed by MAXYGEN or any subsidiary of MAXYGEN to the Receiving Party hereunder shall be deemed to be “Confidential Information” of MAXYGEN. Confidential Information may be disclosed to or developed, learned or acquired by the Receiving Party in the course of providing Services to MAXYGEN, whether or not related to the Receiving Party’s duties. Confidential Information is broadly defined, and includes (i) all information that has or could have commercial value or other utility in the businesses in which MAXYGEN or a subsidiary is engaged or in which it contemplates engaging, and (ii) all information that, if disclosed without authorization, could be detrimental to the interests of MAXYGEN or the entities with which it has business relationships, whether or not this information is identified as Confidential Information. Subject to the other terms of this Agreement, such Confidential Information shall include any and all information which relates to, refers to or consists of any of MAXYGEN’s or any subsidiary’s trade secrets, inventions, ideas, compounds, samples, biologic materials, procedures, processes, formulations, formulae, techniques, data, results, research projects, development projects, pre-clinical studies, clinical studies, testing, engineering, manufacturing, quality assurance/control, suppliers, regulators, clients, customers, collaborators, contractors, marketing, promotions, sales, pricing, employees, personnel, finances, investors, strategies, facilities, business and/or operations, whether conducted by MAXYGEN on its own or with one or more third parties, and whether disclosed by MAXYGEN hereunder in written, graphic or electronic form or orally.

2. “Confidential Information” shall not be deemed to include information which the Receiving Party can demonstrate by competent written evidence: (a) was in the public domain when disclosed by MAXYGEN or subsequently becomes public through no act or failure to act on the part of the Receiving Party; (b) was already known by the Receiving Party when disclosed by MAXYGEN; or (c) was or is furnished to the Receiving Party by a third party not bound by any confidentiality obligation or other restriction on disclosure with respect to such information.

3. The Receiving Party shall maintain in trust and confidence, and shall not disclose to any third party except with MAXYGEN’s express prior written consent, any and all Confidential Information, and shall use any and all Confidential Information only for purposes of performing the Services. The Receiving Party’s obligations of confidentiality and non-use under this Agreement shall remain in effect for ten (10) years from the Effective Date. No rights or licenses to Confidential Information or to any trademark, invention, copyright, patent, patent application, intellectual property or other property of MAXYGEN are implied or granted under this Agreement. Nothing herein shall be construed to obligate either party to enter into any further agreements with the other party.

4. As between the parties, all Confidential Information (including all copies thereof) shall remain the property of MAXYGEN. After the Receiving Party’s need for Confidential Information has expired, or promptly upon any request by MAXYGEN, the Receiving Party shall return to MAXYGEN all copies of Confidential Information or shall destroy all copies of Confidential Information, and shall promptly provide a written certification to MAXYGEN of such return or destruction in compliance with this Agreement.

5. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is required under applicable law, regulation or valid order of a court or other governmental body to which the Receiving Party is subject, provided that the Receiving Party shall have first have given written notice to MAXYGEN of the need for such disclosure reasonably in advance so that MAXYGEN may (if it elects) seek a protective order or other confidential treatment of the Confidential Information. Any disclosure of Confidential Information as permitted under this Section 5, (i) shall be limited to only that Confidential Information which is necessary to comply with such law, regulation or order of a court or government body, and (ii) shall in no way alter the confidential nature of such Confidential Information for all other purposes.

6. The Receiving Party acknowledges and agrees that it is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that the Receiving Party will comply with such laws.

7. The Receiving Party will promptly disclose to MAXYGEN any and all formulas, processes, techniques, data, copyrightable material, improvements and inventions, whether or not patentable or copyrightable, which the Receiving Party makes, conceives, learns or reduces to practice, either alone or jointly with others, which are related to or useful in MAXYGEN’s business, and which result from the Receiving Party’s performance of the Services or from the Receiving Party’s use of MAXYGEN’s Confidential Information or facilities (collectively, “Inventions”).

8. Any and all materials, data, work product, results, reports and any other information received, generated, derived or provided to MAXYGEN by the Receiving Party as part of or in connection with the performance of the Services hereunder shall be and remain the sole property of MAXYGEN. In addition, all Confidential Information, all Inventions and all patent, copyright and other rights related thereto shall be and remain the sole property of MAXYGEN. The Receiving Party hereby assigns to MAXYGEN any rights he or she may have or acquire in any of the foregoing (including all such Confidential Information, Inventions and all patent, copyright and other rights related thereto), and the Receiving Party shall not have any rights to disclose or otherwise use any MAXYGEN property hereunder except in his or her performance of Services hereunder, or otherwise only with MAXYGEN’s prior written consent. The Receiving Party shall assist MAXYGEN (at the latter’s expense) in every proper way (including execution of patent applications and other documents) to obtain and enforce patents on any Inventions and to evidence MAXYGEN’s ownership of its property hereunder. The Receiving Party’s obligation to assist MAXYGEN in obtaining and enforcing patents will continue beyond the time that the Receiving Party provides Services to MAXYGEN. MAXYGEN will compensate the Receiving Party at reasonable rates for the assistance the Receiving Party provides at MAXYGEN’s request after the Receiving Party has ceased providing Services to MAXYGEN. The Receiving Party hereby irrevocably appoints MAXYGEN and its duly authorized officers and agents as the Receiving Party’s agents and attorneys-in-fact to execute and file all documents and perform all other lawful acts related to the foregoing.

9. It is acknowledged that the Receiving Party may possess certain inventions, processes, know-how, trade secrets, computer technical expertise and software and other intellectual property, all of which has been independently developed without the benefit of any Confidential Information or any other property of MAXYGEN under this Agreement and which is owned or controlled by the Receiving Party (collectively, “Receiving Party Property”). The Receiving Party and MAXYGEN agree that any Receiving Party Property or any improvements thereto which are used, improved, modified or further developed solely by the Receiving Party during the Receiving Party’s performance of the Services, which are the product of the Receiving Party’s technical expertise, which are related to the Receiving Party’s line of business or the way he or she performs his or her services, and which do not use or include any Confidential Information or any other property of MAXYGEN, shall be and remain the property of the Receiving Party.

10. The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Receiving Party and that, in the event of such a breach, MAXYGEN may be entitled to equitable relief including injunctive relief and specific performance. Such remedies shall be in addition to any other remedies at law or in equity available to MAXYGEN.

11. The Receiving Party acknowledges that MAXYGEN is subject to extensive federal and state laws and regulations, including but not limited to laws and regulations of the United States Food and Drug Administration (“FDA”), the International Committee on Harmonization (“ICH”) and other health authorities. These laws and regulations provide, inter alia, that (a) vendors that provide MAXYGEN with products, supplies, equipment or services that may be used in the production or testing of medicines or pharmaceuticals or may affect, process, interpret or otherwise affect medical or pharmaceutical data, directly or indirectly, must meet certain regulatory minimum validation requirements and (b) that MAXYGEN must perform quality assurance audits on any vendors that may provide such supplies, equipment or services. The Receiving Party agrees to cooperate with MAXYGEN in satisfying these requirements, as applicable, including allowing MAXYGEN, the FDA, the ICH and other health authorities to perform any necessary audits of the Receiving Party’s records and/or facilities and providing MAXYGEN, the FDA, the ICH and other health authorities with any necessary information and materials.

12. The Receiving Party acknowledges and agrees that the Receiving Party is not an employee of MAXYGEN and that this Agreement is not an employment contract of any type.

13. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of laws principles. This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof, and supersedes any and all prior agreements or understandings (oral or written) between the parties with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or supplemented except by mutual written agreement of both parties. If any of the provisions of this Agreement are held invalid or unenforceable, unless such invalidity or unenforceability substantially frustrates the underlying intent and sense of the remainder of this Agreement, such invalidity or unenforceability shall not affect the remainder of this Agreement. This Agreement may be signed in one (1) or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

AGREED TO:	AGREED TO:

MAXYGEN, INC.	RECEIVING PARTY

By:	Signature:

Name:	Name:

Title:

Date:

Exhibit C

to Retention Agreement

MAXYGEN, INC.

AGREEMENT AND RELEASE

I hereby confirm my obligations under the Confidential Information, Secrecy and Invention Agreement that I have previously entered into with the Company.

I acknowledge that I have read and understand Section 1542 of the California Civil Code that reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Agreement and Release (the “Release”) and except for obligations of the Company set forth in the Retention Agreement entered into between the Company and me, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Release (as defined below), including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to (i) indemnify me pursuant to any applicable statute, provision in the Company’s certificate of incorporation or bylaws, or indemnification agreement and to provide me with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company or (ii) provide the benefits to me set forth in the Retention Agreement entered into between the Company and me; and provided further that this paragraph shall not be effective as a release to claims which cannot be waived under applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. If and only if I am covered by ADEA, I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Release; (B) I have the right to consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me (the “Effective Date”). If I am not covered by ADEA, I acknowledge that this Agreement shall be effective as of the date upon which this Release has been executed by me (the “Effective Date”).

By:
THE EXECUTIVE

Date:

Exhibit D

to Retention Agreement

MAXYGEN, INC.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is being executed and delivered as of             , 20     by Grant Yonehiro (“Executive”) in favor and for the benefit of Maxygen, Inc. (“Company”).

WHEREAS, the Company is entering into a Master Joint Venture Agreement with Astellas Pharma Inc. and Astellas Bio Inc., pursuant to which the parties will create a new jointly owned limited liability company, CPC, LLC (“Newco” and the transaction between the Company, Astellas Pharma Inc and Astellas Bio Inc. the “Transaction”);

WHEREAS, Executive has entered into that certain Retention Agreement (“Retention Agreement”) with the Company, pursuant to which Executive may receive substantial benefits in connection with the Transaction, subject to certain conditions including Executive’s entering into and not breaching this Agreement.

WHEREAS, in consideration of the benefits payable under the Retention Agreement, Executive agrees to enter into this Agreement effective as of the date of the date of Executive’s termination of employment with the Company (the “Effective Time”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1. Effective Date; General. This Agreement shall be effective as of the Effective Time. The parties acknowledge that the Executive is party to an employment offer letter dated June 26, 2009 with the Company, acting on behalf of Newco, pursuant to which the Executive will become Chief Executive Officer and President of Newco (the “Offer Letter”), and acknowledge and agree that nothing in connection with the Executive’s performance of services to Newco whether under the Offer Letter or otherwise shall be deemed to be a breach of this Agreement or otherwise conflict with his obligations hereunder.

2. Noncompetition. During the period commencing on the Effective Time and ending on the 36-month anniversary of the Closing Date (as defined in the Retention Agreement and such period, the “Non-Competition Period”), the Executive shall not (other than in connection with any services to Company or Newco, or their respective successors, affiliates or assigns), without the prior written consent of Company, directly or indirectly:

(a) engage, anywhere in the Restricted Territory (as defined below), in any business (including research and development), operations, activities and/or services that are related to the products and services of the Company as such exist immediately prior to the Closing that include the use of DNA shuffling recombination technology or the business (including research and development), operations, activities and/or services that are related to the products and services of the Newco as such exist immediately prior to the Effective Time (“Competing Business Purpose”);

(b) be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, person, entity or business that engages or participates in a Competing Business Purpose in the Restricted Territory; or

(c) contact, solicit or communicate with Company’s customers in connection with a Competing Business Purpose;

provided, however, that nothing in this Agreement shall prevent or restrict Executive from any of the following: (i) owning as a passive investment less than 1% of the outstanding shares of the capital stock of a corporation (whether public or private) that is engaged in a Competing Business Purpose and Executive is not otherwise associated with such corporation; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or other non-profit research organization; (iv) owning a passive equity interest in a private debt or equity investment fund in which the Executive does not have the ability to control or exercise any managerial influence over such fund; (v) becoming an employee, director, agent, representative, supplier, contractor, consultant, advisor or manager of or to an Entity that engages or participates in a Competing Business Purpose in the Restricted Territory, if such Entity has more than one distinct business units and Executive is not employed in or providing services to a business unit of such Entity that engages or participates in a Competing Business Purpose or, if Executive serves on the Board of Directors of such Entity, he recuses himself from all discussion and decision-making with respect to the unit engaging in the Competing Business Purpose; or (vi) any activity consented to in writing by the Company.

“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which Company, Newco or any of their subsidiaries or affiliates is currently engaged, or currently plans to engage in a Competing Business Purpose.

3. Nonsolicitation. Executive further agrees that Executive shall not during the Non-Competition Period, directly or indirectly, without the prior written consent of Company:

(a) personally or through others, solicit or attempt to solicit (on Executive’s own behalf or on behalf of any other person) any employee of Company or Newco, or any subsidiary thereof or their respective successors or assigns, to leave his or her employment with Company or Newco or any of their subsidiaries or their respective successors or assigns;

(b) personally or through others, induce, attempt to induce, solicit or attempt to solicit (on Executive’s own behalf or on behalf of any other person), any Executive of Company or Newco, or any subsidiary thereof, to engage in any activity in which Executive would, under the provisions of Section 2 hereof, be prohibited from engaging.

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Company, Newco or of their subsidiaries or their respective successors or assigns, shall not be deemed to be a breach of this Section 3.

4. Severability of Covenants. The covenants contained in Section 2 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 2 hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then Company and Executive agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 2 or Section 3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then Company and Executive agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

5. Executive Acknowledgement. Executive acknowledges that (i) Executive has received adequate consideration for this Agreement and that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable and necessary because, among other things: (A) the Company is engaged in a highly competitive industry, (B) Executive has had unique access to the trade secrets, confidential and proprietary information, and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, and (C) Executive believes that this Agreement provides no more protection than is reasonably necessary to protect Company’s and Newco’s trade secrets and confidential and proprietary information.

6. Remedy. The non-competition and non-solicitation covenants in this Agreement are essential to the Company’s willingness to provide benefits and payments under the Change in Control Agreement. In the event Executive breaches any provision of Section 2 or 3 of this Agreement, the sole remedy to the Company for such breach shall be that (i) any benefits and payments not yet provided or paid shall be cancelled immediately, and (ii) any of Executive’s options to purchase common stock of the Company shall be cancelled immediately.

7. Non-Exclusivity. The rights and remedies of Company hereunder, and the obligations and liabilities of Executive hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Executive’s obligations or the rights of Company (or any affiliate of Company) under the terms of any other agreement between Executive and Company or any affiliate of Company.

8. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address:

(a)	if to Company, to:

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Attn: General Counsel

(b)	if to Executive, to the address for notice set forth on Executive’s signature page hereto.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

9. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) except as otherwise set forth herein, such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

10. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11. Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning this Agreement (including, without limitation, the enforcement hereof and the rights and duties of the parties hereunder), the party prevailing shall be entitled, in addition to such other relief as may be granted, such party’s attorneys’ fees and expenses in connection with such litigation, arbitration or other proceeding.

12. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

14. Entire Agreement. This Agreement, the Retention Agreement, the Offer Letter and the Amended and Restated Change in Control Agreement (including the agreements referenced in any such other agreements) set forth the entire understanding of Executive and Company relating to the subject matter hereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof. Executive understands and agrees that he has had an opportunity to seek his own counsel in his review of this Agreement.

15. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Company and Executive.

16. Assignment. This Agreement and all obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. Company may assign its rights under this Agreement to any entity in connection with any merger or sale or transfer of all or substantially all of Company’s assets.

17. Binding Nature. This Agreement will be binding upon Executive and Executive’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Company and its respective successors and assigns.

18. Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the undersigned have executed this Agreement as of the date first above written.

“EXECUTIVE”

Print Name:

Address:

Telephone:

Fax:

“COMPANY”

MAXYGEN, a Delaware corporation

By:

Name:

Title: